Exhibit 99.1

Carbylan Therapeutics Announces Decision to Pursue Strategic Transaction

Carbylan to suspend clinical development of Hydros-TA, reduce headcount and preserve capital

Palo Alto, Calif., April 15, 2016 - Carbylan Therapeutics (NASDAQ: CBYL), a specialty pharmaceutical company, announced today that it has suspended further clinical development of Hydros-TA and that it is actively pursuing a strategic transaction, including a merger or acquisition of the company. As previously announced, Carbylan has engaged Wedbush PacGrow to act as its strategic financial advisor for this process.

In conjunction with the plan to pursue a strategic transaction, Carbylan also announced an immediate reduction in its workforce of 14 employees of its current 17 employees in order to preserve capital and further streamline the Company’s operations in preparation for a potential strategic transaction.

Carbylan currently projects that it will have approximately $25-$30 million of net cash available for the potential strategic transaction. This projection is based on the Company’s current expectations and assumptions, including the consummation of a transaction by the end of the third quarter of 2016, and the actual amount of net cash available could differ materially from the Company’s current estimate.

Forward Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Carbylan Therapeutics, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor of the Private Securities Reform Act of 1995, including statements regarding the potential for, and timing of, an acquisition, merger, strategic partnership or other strategic transaction, as well as its current projections of net cash available for a potential strategic transaction. Such forward-looking statements involve substantial risks and uncertainties that could cause Carbylan’s future results to differ significantly from those expressed or implied by the forward-looking statements. Carbylan Therapeutics undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see Carbylan’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2016, and its subsequent periodic reports to be filed with the Securities and Exchange Commission.

Contacts

The Ruth Group

David Burke/Lee Roth

646-536-7009/7012

dburke@theruthgroup.com/lroth@theruthgroup.com